SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-A/A AMENDMENT NO. 3.
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
DIANA SHIPPING INC.

(Exact name of Issuer as specified in its charter)
The Republic of the Marshall Islands	n/a

(State of incorporation or organization)	(IRS Employer Identification No.)

Pendelis 16 175 64 Palaio Faliro Athens, Greece

(Address of principal executive offices)	(Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) and is effective pursuant to General Instruction A.(c), check the following box.    ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) and is effective pursuant to General Instruction A.(d), check the following box.    ☐

        Securities Act Registration Statement file number to which this form relates: 333-123052

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.01 Preferred Stock Purchase Rights	New York Stock Exchange New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Explanatory Note

This Amendment No. 3 to Form 8-A is being filed by Diana Shipping Inc. (the “Company”) for the sole purpose of correcting a typographical error in the Exhibit index.

The prior Amendment No. 2 to Form 8-A was filed by the Company for the purpose of including the Notice of Removal of Rights Agent, the Amendment No. 1 to the Amended and Restated Stockholders Rights Agreement by and among the Company, Computershare Trust Company, N.A., as successor in interest to Computershare Trust Company, Inc. (“Computershare”), and Mellon Investor Services LLC (“Mellon”), the Notice of Appointment of Successor Rights Agent, and the Second Amended and Restated Stockholders Rights Agreement by and between the Company and Mellon as Rights Agent.

Item 1.    Description of Registrants Securities to be Registered

Reference is hereby made to the registration statement on Form 8-A filed with the Securities and Exchange Commission by the Company on March 15, 2005, as amended on March 18, 2005 (the “Form 8-A”). The Form 8-A relates to the preferred stock purchase rights (the “Rights”) of the Company.

The Company entered into its initial Stockholders Rights Agreement with Computershare Trust Company, Inc. as Rights Agent on February 21, 2005, and a “form-of” this Stockholders Rights Agreement was incorporated by reference into the Form 8-A on March 15, 2005 as mentioned above.  The Company entered into an amended and restated version of this Stockholders Rights Agreement on October 15, 2005, which was filed as an exhibit to its Registration Statement on Form F-1 on November 16, 2005 (the “Prior Stockholders Rights Agreement”).

The Company entered into an amendment dated October 7, 2008 to the Prior Stockholders Rights Agreement, (the “Amendment No. 1 to the Prior Stockholders Rights Agreement”), by and between the Company, Computershare and Mellon, whereby the Company (i) amended the provision relating to the removal of the Rights Agent to authorize the Company to remove the Rights Agent or any successor Rights Agent upon written notice, sent by first-class mail, to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the preferred shares and the common stock and to provide that subsequent to the appointment of a successor Rights Agent, the successor Rights Agent shall send, by first class mail, to the holders of the rights certificates a Notice of Appointment of Successor Rights Agent; (ii) removed Computershare as Rights Agent; and (iii) appointed Mellon as successor Rights Agent.  A copy of the Notice of Removal of Rights Agent, Amendment No. 1 to the Prior Rights Agreement, and Notice of Appointment of Successor Rights Agent is attached as Exhibit 4.4 and is incorporated herein by reference.

The Company then entered into the Second Amended and Restated Rights Agreement, dated as of October 7, 2008, by and between the Company and Mellon, as Rights Agent (the “New Stockholders Rights Agreement”), whereby the Company increased the Exercise Price of the Rights to one hundred dollars ($100) and made other modifications relating to the rights and obligations between the Company and Mellon. A copy of the New Stockholders Rights Agreement is attached as Exhibit 4.5 and is incorporated herein by reference.

Item 2.    Exhibits

Exhibit	Description

3.1.
Amended and Restated Articles of Incorporation, which is hereby incorporated by reference to Exhibit 1 of the Company's report on Form 6-K that was filed with the Securities and Exchange Commission on May 29, 2008.

3.2.

Amended and Restated Bylaws of the Company, which are hereby incorporated by reference to Exhibit 1 of the Company's report on Form 6-K, which was filed with the Securities and Exchange Commission on December 4, 2007.

4.1

Form of Stock Certificate (specimen) of the Company, which is hereby incorporated by reference to Exhibit 4 in the Amendment No. 1 to the Registration Statement on Form F-1/A (Registration No. 333-123052), including exhibits thereto, filed with the Securities and Exchange Commission on March 15, 2005.

4.2

Form of Stockholders' Rights Agreement, which is hereby incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form F-1 (Registration No. 333-123052), including exhibits thereto, filed with the Securities and Exchange Commission on March 1, 2005.

4.3

Amended and Restated Stockholders Rights Agreement dated October 15, 2005, which is hereby incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form F-1 (Registration No. 333-129726), including exhibits thereto, filed with the Securities and Exchange Commission on November 16, 2005.

4.4

Notice of Removal of Rights Agent, Amendment No. 1 to the Amended and Restated Rights Agreement, and Notice of Appointment of Successor Rights Agent, dated October 7, 2008, which is hereby incorporated by reference to Exhibit 4.4 of Amendment No. 2 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 7, 2008.

4.5
Amended and Restated Stockholders Rights Agreement, dated as of October 7, 2008 between Diana Shipping Inc. and Mellon Investor Services LLC, as Rights Agent, which is hereby incorporated by reference to Exhibit 4.5 of Amendment No. 2 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 7, 2008.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 10, 2008	DIANA SHIPPING INC.

	By:	/s/ Simeon Palios
Name: Simeon Palios Title: Chief Executive Officer

SK 23159 0002 926448